PREFERRED STOCK REPURCHASE AGREEMENT dated as of August 17,
1995 between American Cyanamid Company, a Maine corporation and wholly-owned subsidiary of American Home Products Corporation ("SELLER"), and Cytec Industries Inc., a Delaware corporation ("PURCHASER").
     WHEREAS, when PURCHASER was spun off by SELLER on December 17, 1993, SELLER retained 3,820,895 shares of PURCHASER'S Series A Cumulative Adjustable Preferred Stock (the "Series A Preferred"), 4,175,105 shares of PURCHASER'S Series B Cumulative Convertible Preferred Stock (the "Series B Preferred"), and 4,000 shares of PURCHASER'S Series C Cumulative Preferred Stock (the "Series C Preferred"); and
     WHEREAS, SELLER wishes to sell and PURCHASER wishes to purchase all of the Series A Preferred and all of the Series B Preferred upon the terms and conditions set forth herein;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Purchases. Subject to the conditions set forth in Sections 4 and 5 hereof, SELLER agrees to sell and PURCHASER agrees to purchase, the Series A Preferred and the Series B Preferred, as follows:
     (a) At the First Closing (as hereinafter defined), SELLER will sell and PURCHASER will purchase all of the Series A Preferred for an aggregate purchase price equal to the sum of:
          (i)   $90,000,000; and
          (ii) accrued and unpaid dividends thereon (whether or not declared or payable) through the date of the First Closing.
     (b) At the Second Closing (as hereinafter defined), SELLER will sell and PURCHASER will purchase all of the Series B Preferred for an aggregate purchase price equal to the sum of:
          (i)  $101,804,723.80;
          (ii) the greater of (x) the net proceeds (i.e. public offering price per share times 3,550,000 shares of Cytec Common Stock sold in the public offering hereinafter referred to, minus "SELLER's share of the underwriting discounts and commissions") of such public offering of 3,550,000 shares of Cytec Common Stock or (y) $42 per share times 3,550,000 shares of Cytec Common Stock sold in such public offering;
          (iii) $12,000,000; and
          (iv) accrued and unpaid dividends thereon (whether or not declared or payable) through the date of the Second Closing.
As used in this agreement, the term "SELLER's share of the underwriting discounts and commissions" means the per share underwriting discounts and commissions on the public offering of 3,550,000 shares of Common Stock, up to total underwriting discounts and commissions equal to the lesser of (x) one and three quarters percent of the public offering price of such shares and
(y) one half of the total underwriting discounts and commissions.
2.   Representation and Warranties
     (a) Each party represents and warrants to the other as follows:
          (i) this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding agreement of such party;
          (ii) such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below); such party is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to either have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby (as used in this sentence, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries taken as a whole);
          (iii) the execution and delivery of this Agreement, and the performance hereof, does not constitute a violation of, or a default under, the certificate of incorporation or by-laws of such party or under any indenture, trust, credit agreement, mortgage, preferred stock series or other material agreement by which such party or its properties is bound or affected, or conflict with or violate any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties are bound or affected;
          (iv) such party has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;
          (v) the execution, delivery and performance of this Agreement by such party does not and will not require any consent, approval, authorization or permit of, action by, filing with, or notification to, any governmental or regulatory authority, domestic or foreign, except in connection with the public offering and amendments to the certificates of designation, preferences and rights hereinafter referred to; and
          (vi) No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of such party; provided that no representation is made regarding the compensation to the underwriters arising out of the public offering specified in Section 7 hereof.
     (b) SELLER represents and warrants to the PURCHASER that it has a good and lawful right to sell the Series A Preferred and the Series B Preferred to PURCHASER as provided herein, and that such sale, when made hereunder, shall be free and clear of all liens, claims, encumbrances and other rights of third parties.
     (c)  PURCHASER represents and warrants to SELLER as follows:
          (i) The authorized capital stock of PURCHASER consists of 75,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, par value $0.01 per share. As of March 31, 1995, (a) 13,164,045 shares of PURCHASER's Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (b) 6,917 shares of such Common Stock were held in the treasury, (c) an aggregate of 3,989,647 shares of such Common Stock were reserved for issuance and issuable upon or otherwise deliverable under the PURCHASER's 1993 Stock Award and Incentive Plan and (d) 8,000,000 shares of PURCHASER's preferred stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable. Since March 31, 1995, no shares of such Common Stock or Preferred Stock have been issued except for issuances of Common Stock upon exercise of stock options or as "performance stock" under such plan.
          (ii) PURCHASER has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission since December 17, 1993, each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, each as in effect on the date so filed. None of such forms, reports or documents (including but not limited to any financial statements or schedules included or incorporated by reference therein) contained, when filed, or contains any untrue statement of a material fact or omitted when filed or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (iii) PURCHASER is not in default or violation of the financial covenants contained in the Series C Preferred (or of the corresponding financial covenants contained in Section 6.12 of the Transfer and Distribution Agreement dated December 17, 1993).

          (iv) As of the date hereof, and after giving effect, on a pro forma basis, to the (i) repurchase of the Series A Preferred and the Series B Preferred, (ii) the incurrence of Debt for the purpose of making such repurchases, and
          (iii) to the issuance in the public offering referred to in Section 7 of at least 3,550,000 shares of Common Stock, each as provided herein, Cytec's "Debt" will not (as of either the First Closing or the Second Closing) exceed its "Equity" (as "Debt" and "Equity" are defined in the Certificate of Designation, Preferences and Rights relating to the Series C Preferred).
          (v) As of the date hereof, the Series B Preferred is convertible into 5,553,537 shares of Common Stock at a conversion price of $18.7948 per share; provided that a change in the conversion price prior to the Second Closing shall not constitute a breach of this representation so long as PURCHASER makes an appropriate adjustment in the number of shares specified in Section 1(b)(ii) which are required in Section 7 to be sold in the public offering so as to adjust fully for any reduction in or adverse effects on the net proceeds payable to SELLER.
     (d) The foregoing representations and warranties shall be true as of the date hereof and as of each Closing; provided, however that as to PURCHASER, the representation set forth in subparagraph (a)(i) only need be true as of the date of each Closing and; provided further that the securities filing representation set forth in paragraph (c)(ii) of this section shall be updated by any subsequent filings with the Securities and Exchange Commission.
     (e) There are not any representations or warranties of either party, or of either party's directors, officers, employees or agents, except as set forth in this Section 2 or as set forth in the Closing certificates delivered pursuant to Section 6.
3.   Closing Dates and Places
     (a) Subject to satisfaction of the conditions set forth in Sections 4(a) and 5(a) hereof, the purchase of the Series A Preferred (the "First Closing") shall occur as promptly as practicable after the date hereof, but in no event later than ten business days after the date hereof; provided however that if PURCHASER is unable to close because its banks have not yet authorized PURCHASER to incur "redemption borrowings" of $120 million under the Amended & Restated Credit Agreement dated as of June 1, 1995, SELLER will permit the First Closing to occur after such ten-day period, but not beyond thirty days, so long as PURCHASER is diligently working to obtain such authorization, and such authorization has not been denied.
     (b) Subject to the conditions set forth in Sections 4(b) and 5(b) hereof, the purchase of the Series B Preferred (the "Second Closing") shall occur on the date on which PURCHASER receives good funds from the public offering specified in
     Section 7 hereof.
     (c) Unless otherwise agreed by the parties, the First Closing shall occur at the offices of American Home Products Corporation, Five Giralda Farms, Madison, New Jersey 07940 and the Second Closing shall occur at the offices of PURCHASER, 5 Garret Mountain Plaza, West Paterson, New Jersey 07424.
4.   Conditions to Closing - Purchaser.
     (a) The obligation of PURCHASER to consummate the First Closing is subject to the satisfaction, on or prior to the date of the First Closing, of the following conditions:
          (i) the Board of Directors of PURCHASER shall have approved the execution, delivery and performance of this Agreement;
          (ii) the PURCHASER'S banks shall have agreed to lend, under the Amended & Restated Credit Agreement dated as of June 1, 1995, up to $120 million for "redemption borrowings" (as defined in such credit agreement) and shall have loaned to PURCHASER $10 million for the purchase of the Series A Preferred;
          (iii) the representations and warranties of SELLER shall be true and correct in all material respects as of the First Closing; and
          (iv) SELLER shall have delivered the stock certificates and other Closing documents to be delivered by SELLER at such First Closing.
     (b) The obligation of PURCHASER to consummate the Second Closing is subject to the satisfaction, on or prior to the date of the Second Closing, of the following conditions:
          (i) the First Closing shall have occurred;
          (ii) PURCHASER shall have received from the underwriters the proceeds from the issuance of at least 3,550,000 shares of its Common Stock in the public offering referred to in Section 7 hereof, net of all underwriting discounts and commissions;
          (iii) the PURCHASER'S banks shall have agreed to lend, under the Amended & Restated Credit Agreement dated as of June 1, 1995, up to $120 million for "redemption borrowings" and shall have loaned to PURCHASER, for the purchase of the Series B Preferred, an amount equal to $120 million minus the amount of the loan made to PURCHASER as "redemption borrowings" for the First Closing; and
          (iv) the net proceeds per share of such public offering shall not have been less than $42;
          (v) the representations and warranties of SELLER shall be true and correct in all material respects as of the Closing; and
          (vi) SELLER shall have delivered the stock certificates and other Closing documents to be delivered by SELLER at such Closing.
5.   Conditions to Closing - Seller.
     (a) The obligation of SELLER to consummate the First Closing is subject to the satisfaction, on or prior to the date of the First Closing, of the following conditions:
          (i) the PURCHASER's banks shall have agreed to lend, under the Amended & Restated Credit Agreement dated as of June 1, 1995, up to $120 million for "redemption borrowings";
          (ii) the representations and warranties of PURCHASER set forth herein shall be true and correct in all material respects as of the First Closing; and
          (iii) PURCHASER shall have delivered the monies and other Closing Documents to be delivered by PURCHASER at such Closing.
     (b) The obligation of SELLER to consummate the Second Closing is subject to the satisfaction, on or prior to the date of the Second Closing, of the following conditions:
          (i) The First Closing shall have occurred;
          (ii) PURCHASER shall have received from the underwriters the proceeds of the issuance of at least 3,550,000 shares of its Common Stock in the public offering referred to in
          Section 7, net of all underwriting discounts and commissions;
          (iii) the PURCHASER's banks shall have agreed to lend, under the Amended & Restricted Credit Agreement dated as of June 1, 1995, up to $120 million for "redemption borrowings";
          (iv) the representations and warranties of PURCHASER set forth herein shall be true and correct in all material respects as of the Second Closing; and
          (v) PURCHASER shall have delivered the monies and other Closing Documents to be delivered by PURCHASER at such Closing.
6. Events at the Closings. At each Closing, each party will deliver to the other Closing documents, as follows:
     (a)  Each party will deliver to the other:
          (i) a Secretary's Certificate showing due authorization, execution and delivery of the Agreement and the incumbency of persons executing this Agreement and the Closing documents;
          (ii) an officer's certificate signed by a corporate vice president of such party and attested by its Secretary to the effect that the representations and warranties of such party remain true as of such Closing Date; and
          (iii) if a party, in its sole discretion, determines to waive any conditions to its obligation to close, a certificate signed by a duly authorized officer of such party specifically waiving any specified condition or conditions to such party's performance.
     (b) PURCHASER will deliver to SELLER the portion of the purchase price (calculated in accordance with Section 1) payable at such Closing in immediately available funds by wire transfer to an account of SELLER with a bank designated by SELLER by notice to PURCHASER, such notice to be delivered no later than two (2) business days prior to such Closing Date;
     (c) SELLER will deliver to PURCHASER the share certificates for the Series A Preferred or the Series B Preferred, as the case may be, which are being purchased by PURCHASER at such Closing.
7.   Public Offering.
     (a) Promptly after execution and delivery of this Agreement, PURCHASER will engage one or more firms of qualified nationally-recognized underwriters (selected by PURCHASER and reasonably acceptable to SELLER) to serve as lead underwriters for the purpose of conducting an underwritten public offering of 3,550,000 shares of Cytec Industries Inc. Common Stock, par value $.01 per share; provided that such public offering may provide for the sale of additional shares of such Common Stock, not to exceed however ten percent of the number of shares specified in the forepart of this sentence.
     (b) PURCHASER will use its reasonable best efforts to sell such 3,550,000 shares in the public offering, including entering into a firm commitment underwriting agreement in customary form, filing a registration statement on the appropriate form with, and meeting in all material respects the applicable requirements of, the Securities and Exchange Commission and the New York Stock Exchange and causing such registration statement to become effective as promptly as reasonably practicable under the circumstances and remain effective throughout the offering.
     (c) For purposes of this Section, SELLER confirms that each of the underwriting firms of Goldman, Sachs & Co. and Dillon, Read & Co., Inc. is acceptable to it as lead underwriters.
8.   Miscellaneous Effects.
     (a) In order to prevent PURCHASER from redeeming the Series B Preferred prematurely by reason of the occurrence of the First Closing and the failure to consummate the Second Closing, for purposes of Section 5(a)(ii) of the Certificate of Designation, Preferences and Rights relating to the Series B Preferred, any Series A Preferred purchased by PURCHASER at the First Closing shall be treated, for purposes of such section only, as if it continued to be owned by SELLER until December 16, 1999.
     (b) For purposes of Section 5(a)(iv) of the Certificate of Designation, Preferences and Rights relating to the Series C Preferred and for the purposes of clause (z) of Section 6.12(h) of the Transfer and Distribution Agreement dated December 17, 1993, PURCHASER's redemption rights shall be construed, after the purchase by PURCHASER hereunder, as if the Series A Preferred and the Series B Preferred had remained outstanding and owned by SELLER until December 16, 1999.
     (c) For purposes of the Series C Preferred and for purposes of the financial covenants contained in Section 6.12 of the Transfer and Distribution Agreement, the consideration paid by PURCHASER hereunder shall not be deemed "Restricted Payments."
     (d) The public offering herein referred to, including the announcement thereof, will not give rise to any adjustment in the conversion price of the Series B Preferred.
     (e) Upon completion of the Second Closing, the terms of the Series C Preferred will be amended to provide that (in lieu of four quarterly dividends, each in the amount of one-fourth of the total annual dividend) there may be paid, in arrears, a single annual dividend payment which will equal the sum of the four quarterly dividends.
     (f) At the request of either party, the parties will agree to, and SELLER hereby irrevocably votes in favor of and consents to, an amendment to the Certificates of Designation, Preferences and Rights relating to the Series B Preferred and/or the Series C Preferred to memorialize the aforesaid agreements; provided that PURCHASER shall not be required to submit the amendments to a vote of its stockholders except at an annual meeting of its common stockholders. Until such time, if any, as the approval of said common stockholders shall be obtained, each party hereby irrevocably grants to the other all such consents, waivers and approvals under the terms of the Series A, B and C Preferred as are necessary to effectuate the intent of subparagraphs (a) through (e) of this
     Section 8.
     (g) Each party will use all reasonable efforts to satisfy the conditions to Closing; provided that neither party shall be responsible under this subsection for satisfying conditions, to the extent that such satisfaction is dependent on the performance of the other party.
9.   Antiflip/Standstill
     (a) If, during the two-year period commencing on the date of the Second Closing, any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, announces an offer to acquire and thereafter (before abandoning or terminating such offer) acquires more than 50% of PURCHASER's issued and outstanding Common Stock in a tender offer, exchange offer, merger, or by other means (a "Transaction"), then PURCHASER will pay to SELLER, within 30 days following the consummation of such Transaction, an amount (which shall not be less than zero) equal to:
          [RS times (PP minus Base)] times AP
     where:
          RS = the residual shares, consisting of 5,553,537 shares of Common Stock minus all shares of Common Stock sold in the public offering referred to in Section 7;
          PP = the purchase price per share paid by the acquiring person for PURCHASER's Common Stock in the Transaction (which shall be the weighted average purchase price if the acquisition is made in a series of related transactions);
          Base = the higher of (i) the average closing price per share of PURCHASER's Common Stock on the New York Stock Exchange, Inc. during the first 20 of the 25 trading days immediately preceding the public announcement of the Transaction, or
                    (ii) the average closing price per share of such Common Stock on the ten trading days prior to the date on which this Agreement is signed plus (x) RP times $12 million divided by (y) RS;
          RP = the residual proportion, consisting of RS divided by 5,553,537; and
          AP = the acquisition proportion, which shall be (x) one (1) if the offer of the acquiring person which is finally consummated is an offer to acquire 100% of PURCHASER (regardless of the percentage of PURCHASER which is ultimately acquired) or (y) the fraction equivalent to the percentage of PURCHASER's issued and outstanding Common Stock owned by the acquiring person upon consummation of the Transaction, if the Transaction and any related transactions collectively constitute an offer to acquire less than 100% of PURCHASER.
     If the consideration to be offered in connection with the Transaction is other than cash, then, for purposes of determining PP, the value of such consideration shall (i) in the case of securities trading on an established trading market or securities exchange prior to the consummation of the Transaction, be equal to the average closing sales price of such securities during the ten consecutive trading days prior to consummation of the Transaction,
(ii) in the case of securities not trading on an established trading market or securities exchange prior to the consummation of the Transaction, but which will trade on such market or exchange following the Transaction, be valued at their average closing price on the securities exchange or trading market where such securities are so traded over the last five of the first fifteen trading days following the consummation of the Transaction, and (iii) in all other cases, be determined in good faith by an independent nationally recognized investment banking firm selected by SELLER and reasonably acceptable to PURCHASER, which determination shall be conclusive for all purposes of this Agreement.
     If PURCHASER shall, prior to the expiration of SELLER's rights under this subsection (a) and prior to the consummation of a Transaction, (i) pay a dividend or make a distribution in respect of its Common Stock in shares of such Common Stock, (ii) subdivide the outstanding shares of such Common Stock, or (iii) combine the outstanding shares of such Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of PURCHASER or otherwise, RS, as in effect immediately prior to such action shall be adjusted by multiplying RS by a fraction, the denominator of which is the number of shares of such Common Stock outstanding immediately prior to such event, and the numerator of which is the number of shares of such Common Stock outstanding immediately after such event. An adjustment made pursuant to the preceding sentence shall be given effect as of the record date for the determination of stockholders entitled to receive such dividend or distribution and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.
     (b) In order to induce PURCHASER to agree to subparagraph (a) above, SELLER agrees that, during the period ending on the later of (i) the second anniversary of the Second Closing or
     (ii) if an offer to acquire PURCHASER is then in effect, the earliest subsequent date on which PURCHASER shall no longer be obligated to pay SELLER under subparagraph (a) by reason of such offer (but not beyond the termination, if any, of this Agreement pursuant to Section 21 hereof):
          (i) SELLER, and its and its subsidiaries' officers, directors, employees, agents and consultants, will not, directly or indirectly, take any action having the purpose of inducing any person to seek to acquire PURCHASER, directly or indirectly; and
          (ii) If any person requests any waiver, consent or approval from SELLER in connection with an offer, or possible offer, to acquire PURCHASER (including but not limited to a waiver, consent or approval under the Series C Preferred), SELLER, its officers, directors, employees, agents and consultants will reject such request without further discussion.
          For purposes of this subsection (b) only, the term SELLER includes both American Cyanamid Company and its parent corporation. SELLER hereby represents and warrants that it has been authorized by its parent corporation, American Home Products Corporation, to bind said parent to the obligations set forth in this subparagraph (b). The obligations of SELLER set forth in this subparagraph (b) are in addition to the obligations of SELLER set forth in the Standstill Agreement dated December 17,1993 between the parties hereto.
10. Press Release. At the time of signing the Agreement, PURCHASER shall make, and SELLER may make, a public announcement regarding the transactions provided for in this Agreement. Neither party shall make an earlier public announcement unless it is advised by counsel that a public announcement is legally required. The form of announcement concerning this Agreement is subject to prior consultation with the other party.
11. Reports. PURCHASER and SELLER agree to provide each other with such information as may be reasonably requested in connection with preparation of reports and/or other governmental compliance relating to the transactions contemplated hereby.
12. Successors and Assigns. This Agreement may not be assigned without the consent of the other party. All covenants and agreements contained in the Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
13. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given,
     (a) On the date of service if served personally on the party to whom notice is given,
     (b) On the day of transmission if sent via facsimile transmission, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,
     (c) On the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or
     (d) On the fifth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return receipt requested to the party as follows:
               If to PURCHASER:
               Cytec Industries Inc.
               5 Garret Mountain Plaza
               West Paterson, NJ 07424

               Attn:  Secretary

               If to SELLER:

               American Cyanamid Company
               c/o American Home Products Corporation
               Five Giralda Farms
               Madison, NJ  07940

               Attn:  General Counsel

Any party may change its address by giving the other party written notice of its new address in the manner set forth above.
14. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.
15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.
16. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
17. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.
18. Entire Agreement. This Agreement is intended by the parties hereto as a final and complete expression of their agreement and understanding in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to such subject matter.
19. Amendments. This Agreement may not be amended except by a written instrument executed by the parties hereto.
20. No Third Party Beneficiaries. Except as provided in Section 2(e) hereof, nothing in this Agreement shall convey any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.
21. Termination. If the Second Closing has not occurred by December 15, 1995, either party, by notice to the other, may terminate the obligation to conduct the public offering and to consummate the transactions that were to occur at the Second Closing.
     IN WITNESS HEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

AMERICAN CYANAMID COMPANY          CYTEC INDUSTRIES INC.

BY /s/ Gerald A. Jibilian          BY /s/ James P. Cronin
Name: Gerald A. Jibilian           Name: James P. Cronin
Title: Vice President              Title: Vice President and
                                          Chief Financial Officer